FOR IMMEDIATE RELEASE	NEWS
April 1, 2024	NYSE: NGS
Exhibit 99

Natural Gas Services Group, Inc.
Reports Full Year and Fourth Quarter 2023 Earnings

MIDLAND, Texas April 1, 2024- Natural Gas Services Group, Inc. (NYSE:NGS) (the "Company" or "NGS"), a leading provider of gas compression equipment, technology and services to the energy industry, announces its financial results for the three months and full year ended December 31, 2023. Financial results contained herein reflect the consolidated financial statements included in the Company's Form 10-K that will be filed on April 1, 2024.

2023 Full Year and Fourth Quarter Highlights

•Full year 2023 rental revenue increased 43% to $106.2 million; fourth quarter 2023 rental revenue increased 54% year over year to $31.6 million
•Full year 2023 GAAP net income was $4.7 million or $0.39 per basic share and $0.38 per diluted share
•Full year 2023 Adjusted EBITDA1 increased 57.0% to $45.8 million; fourth quarter 2023 Adjusted EBITDA1 increased 110% year over year to $16.3 million
•Rental fleet utilization increased on both a horsepower basis (80.8% at year-end 2023 vs. 74.8% at year-end 2022) and a unit basis (66.5% at year-end 2023 vs. 65.3% at year-end 2022)

“Our fourth quarter of 2023 was the best quarter of the year in what was a historic year for the Company. I would like to thank our Chairman, Steve Taylor, and the entire NGS team, for their hard work and dedication in driving these results for our shareholders,” said Justin Jacobs, Chief Executive Officer. “We finished the year with approximately 420,000 of rented horsepower while generating adjusted EBITDA of $45.8 million all while maintaining a prudent level of leverage. I’m excited about the coming years for NGS to generate even more earnings from our existing assets as well as expanding the size of our fleet.”

Financial and Operating Details for the Three and Twelve Months Ended December 31, 2023

Revenue: Total revenue increased by 43% to $121.2 million for the year ended December 31, 2023, compared to $84.8 million for year ended in December 31, 2022. This increase was primarily due to a 43% increase in rental revenue to $106.2 million from $74.5 million during the same period. In addition, sales revenues increased by 4% to $8.9 million in 2023 compared to $8.6 million in 2022. Total revenue increased 61% to $36.2 million for the three months ended December 31, 2023, from $22.5 million for the three months ended December 31, 2022. This increase was primarily related to a $11.1 million increase in rental revenue driven by new unit set activity, rental rate increases, and surcharges. Total revenue increased 15% to $36.2 million for the three months ended December 31, 2023 from $31.4 million for the three months ended September 30, 2023. This increase was primarily related to a $3.9 million or 14% increase in rental revenue.

Gross Margin: Total gross margin increased to $32.9 million for the year ended December 31, 2023, from $14.9 million for the year ended December 31, 2022. Total adjusted gross margin, exclusive of depreciation, increased to $58.7 million for the year ended December 31, 2023, from $38.5 million for the same period ended December 31, 2022. Total gross margin increased to $13.3 million for the three months ended December 31, 2023, from $4.9 million for the three months ended December 31, 2022. Total adjusted gross margin, exclusive of depreciation, increased to $20.3 million for the three months ended December 31, 2023, from $10.7 million for the three months ended December 31, 2022. Sequentially, total gross margin increased to $13.3 million for the three months ended December 31, 2023 from $7.9 million for the three months ended September 30, 2023. Sequentially, total adjusted gross margin increased to $20.3 million for the three months ended December 31, 2023, from $14.6 million for the three months ended September 30, 2023. All of these increases are primarily attributable to increased rental revenues in excess of increased costs of rentals. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Operating Income: The Company posted operating income for the year ended December 31, 2023, of $10.5 million, compared to operating income of $0.4 million for the year ended December 31, 2022. This improvement in operating income is primarily due to an increase in gross margin of $17.9 million driven by increased rental revenues. The improvement in the fourth quarter of 2023 versus 2022 operating income was primarily driven by a $6.9 million increase in rental gross margin. Sequentially, total operating income for the three months ended December 31, 2023 was $4.4 million compared to $4.9 million for the three months ended September 30, 2023. This decrease was due to an inventory allowance of $4.0 million related to our decision to cease new unit fabrication at our Midland, Texas fabrication facility.

Net Income (Loss): The Company reported net income of $4.7 million for the year ended December 31, 2023, compared to a net loss of $0.6 million for the year ended December 31, 2022. The improvement in 2023 annual net income, when compared to the full year 2022 results, is primarily due to our increased operating income, as discussed above, partially offset by an increase of $1.3 million in income tax expense in 2023. For the three months ended December 31, 2023, the Company reported net income of $1.7 million compared to a net loss of $0.8 million for the three months ended December 31, 2022. The improvement in net income was primarily attributable to an increase in operating income, as discussed above. Sequentially, the Company's net income decreased $0.5 million to $1.7 million from $2.2 million primarily due to the inventory allowance of $4.0 million offset by higher rental and sales gross margins.

Earnings (loss) per share: For the year ended December 31, 2023, the Company reported earnings per basic share of $0.39 and per diluted share of $0.38, compared to loss per basic and diluted share of $0.05 for the year ended December 31, 2022. For the three months ended December 31, 2023, the Company reported earnings per basic and diluted share of $0.14 compared to a net loss per basic and diluted share of $0.06 for the three months ended December 31, 2022, and earnings per basic and diluted share of $0.18 for the three months ended September 30, 2023.

Adjusted EBITDA1: Adjusted EBITDA increased $16.6 million to $45.8 million for the year ended December 31, 2023, compared to $29.2 million for the year ended December 31, 2022. This increase was primarily due to increased rental adjusted gross margin. Adjusted EBITDA increased to $16.3 million for the three months ended December 31, 2023, as compared to $7.8 million for the three months ended December 31, 2022, primarily due to an increase in rental adjusted gross margin (including higher than expected adjusted gross margin percentage) but also from an increase in sales adjusted gross margin. Sequentially, Adjusted EBITDA increased to $16.3 million from $11.8 million for the three months ended September 30, 2023, primarily due to an increase in rental adjusted gross margin (including higher than expected adjusted gross margin percentage) but also from an increase in sales adjusted gross margin. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2023, cash and cash equivalents were approximately $2.7 million, while working capital was $43.6 million with $164.0 million of outstanding bank borrowings. Cash flow from operating activities was $18.0 million for the year ended December 31, 2023. A significant build in accounts receivable materially reduced cash flow from operations; we expect this build to reduce over the course of 2024. Cash flow used in investing activities (consisting of our capital expenditures) was $153.9 million during 2023. Cash flow provided by financing activities was $135.2 million for the year ended December 31, 2023, which included $139.0 million of net borrowings under our revolving credit facility.

2024 Outlook

NGS’s full year 2024 Outlook is as follows:

FY 2024 Outlook
Adjusted EBITDA	$58 million - $65 million
New Unit Capital Expenditures	$40 million - $50 million
Target Return on Invested Capital	At least 20%

Our current outlook for 2024 Fiscal Year Adjusted EBITDA is a range of $58 million to $65 million, a material increase from our previously announced outlook. The low end of this range reflects our current view as to the approximate amount of fourth quarter 2023 Adjusted EBITDA that is “run-rate” or likely to recur, then annualized for a full year number.

After a substantial capital expenditure program in 2023, we have a lower but still significant amount of capital expenditures for new units in 2024. Of the total current expected range of $40 million to $50 million, approximately $15 million relates to holdover from the 2023 new unit plan that will be completed and installed in 2024; the balance is the 2024 new unit plan that is expected to be completed and installed in late 2024 and/or early 2025. We are reviewing our capital plans to see if we will further increase new unit capital expenditures in 2024 although no decision has been made. Overall, our target is to generate at least a 20% return on growth capital expenditures.

Selected data: The tables below show, for the three months and year ended December 31, 2023 and 2022 revenues and percentage of total revenues, along with our gross margin and adjusted gross margin (exclusive of depreciation and amortization), as well as, related percentages of revenue for each of our product lines. Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue
	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	(in thousands)
Rental	$31,626	87%	$20,561	91%	$106,159	88%	$74,465	88%
Sales	2,921	8%	1,297	6%	8,921	7%	8,568	10%
Aftermarket services	1,674	5%	662	4%	6,087	5%	1,792	2%
Total	$36,221		$22,520		$121,167		$84,825

Revenue
	Three Months Ended December 31,		Three Months Ended September 30,
	2023		2023
	(in thousands)
Rental	31,626	87%	27,705	88%
Sales	$2,921	8%	1,413	5%
Aftermarket services	1,674	5%	2,251	7%
Total	$36,221		$31,369

	Gross Margin
	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	(in thousands)
Rental	$12,368	39%	$5,488	27%	$31,775	30%	$13,472	18%
Sales	553	19%	(909)	(70)%	(258)	(3)%	643	8%
Aftermarket services	419	25%	288	44%	1,340	22%	802	45%
Total	$13,340	37%	$4,867	22%	$32,857	27%	$14,917	18%

	Gross Margin
	Three Months Ended December 31,		Three Months Ended September 30,
	2023		2023
	(in thousands)
Rental	$12,368	39%	$7,683	28%
Sales	553	19%	(156)	(11)%
Aftermarket services	419	25%	373	17%
Total	$13,340	37%	$7,900	25%

	Adjusted Gross Margin (2)
	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	(in thousands)
Rental	$19,199	61%	$11,271	55%	$57,282	54%	$36,715	49%
Sales	620	21%	(842)	(65)%	2	—%	918	11%
Aftermarket services	440	26%	298	45%	1,429	23%	835	47%
Total	$20,259	56%	$10,727	48%	$58,713	48%	$38,468	45%

	Adjusted Gross Margin (2)
	Three Months Ended December 31,		Three Months Ended September 30,
	2023		2022
	(in thousands)
Rental	$19,199	61%	$14,243	51%
Sales	620	21%	(92)	(7)%
Aftermarket services	440	26%	405	18%
Total	$20,259	56%	$14,556	46%

(2)    For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: We define “Adjusted Gross Margin” as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Adjusted gross margin differs from gross margin in that gross margin includes depreciation expense. We believe adjusted gross margin is important because it focuses on the current operating performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations. Depreciation expense reflects the systematic allocation of historical property and equipment values over the estimated useful lives.

Adjusted gross margin has certain material limitations associated with its use as compared to gross margin. Depreciation expense is a necessary element of our costs and our ability to generate revenue. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The following table calculates gross margin, the most directly comparable GAAP financial measure, and reconciles it to adjusted gross margin:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2023	2022	2023	2022
Total revenue	$36,221	$22,520	$121,167	$84,825
Costs of revenue, exclusive of depreciation and amortization	(15,962)	(11,793)	(62,454)	(46,357)
Depreciation allocable to costs of revenue	(6,919)	(5,860)	(25,856)	(23,551)
Gross margin	13,340	4,867	32,857	14,917
Depreciation allocable to costs of revenue	6,919	5,860	25,856	23,551
Adjusted Gross Margin	$20,259	$10,727	$58,713	$38,468

	Three months ended December 31,	Three months ended September 30,
	(in thousands)
	2023	2023
Total revenue	$36,221	$31,369
Costs of revenue, exclusive of depreciation and amortization	(15,962)	(16,813)
Depreciation allocable to costs of revenue	(6,919)	(6,656)
Gross margin	13,340	7,900
Depreciation allocable to costs of revenue	6,919	6,656
Adjusted Gross Margin	$20,259	$14,556

(1) Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization, non-recurring severance expenses, non-cash stock compensation expense, an increase in inventory allowance and write-off and retirement of rental equipment and assets. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles (GAAP) and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net (loss) income.

The following table reconciles our net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2023	2022	2023	2022
Net income (loss)	$1,702	$(756)	$4,747	$(569)
Interest expense	2,297	291	4,082	364
Income tax expense	431	240	1,873	528
Depreciation and amortization	7,160	5,997	26,550	24,116
Impairment expense	—	—	779	—
Inventory allowance	3,965	83	3,965	83
Retirement of rental equipment	505	196	505	196
Severance expenses	—	1,130	1,224	2,537
Stock compensation expense	228	573	2,054	1,910
Adjusted EBITDA	$16,288	$7,754	$45,779	$29,165

	Three months ended December 31,	Three months ended September 30,
	(in thousands)
	2023	2023
Net income (loss)	$1,702	$2,171
Interest expense	2,297	1,600
Income tax expense	431	1,046
Depreciation and amortization	7,160	6,807
Impairment expense	—	—
Inventory allowance	3,965	—
Retirement of rental equipment	505	—
Severance expenses	—	—
Stock compensation expense	228	209
Adjusted EBITDA	$16,288	$11,833

Conference Call Details:

Teleconference: Tuesday, April 2, 2024 at 7:30 a.m. Central (8:30 a.m. Eastern).  Live via phone by dialing 800-550-9745, conference ID 167298.  All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time. Please note that using the provided dial-in number is necessary for participation in the Q&A portion of the call.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

About Natural Gas Services Group, Inc. (NGS): NGS is a leading provider of gas compression equipment, technology and services to the energy industry. The Company manufactures, fabricates, rents, sells and maintains natural gas compressors for oil and natural gas production and plant facilities. NGS is headquartered in Midland, Texas, with a fabrication facility located in Tulsa, Oklahoma and a rebuild shop located in Midland, Texas, as well as service facilities located in major oil and natural gas producing basins in the U.S. Additional information can be found at www.ngsgi.com.

Forward-Looking Statements

Certain statements herein (and oral statements made regarding the subjects of this release) constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions.

These forward–looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside the control of the Company. Forward–looking information includes, but is not limited to statements regarding: guidance or estimates related to EBITDA growth, projected capital expenditures; returns on invested capital, fundamentals of the compression industry and related oil and gas industry, valuations, compressor demand assumptions and overall industry outlook, and the ability of the Company to capitalize on any potential opportunities.
While the Company believes that the assumptions concerning future events are reasonable, investors are cautioned that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Some of these factors that could cause results to differ materially from those indicated by such forward-looking statements include, but are not limited to: (i) achieving increased utilization of assets, including rental fleet utilization and unlocking other non-cash balance sheet assets; (ii) failure of projected organic growth due to adverse changes in the oil and gas industry, including depressed oil and gas prices, oppressive environmental regulations and competition; (iii) inability to finance capital expenditures; (iv) adverse changes in customer, employee or supplier relationships; (v) adverse regional and national economic and financial market conditions, including in our key operating areas; (vi) impacts of world events, including pandemics; the financial condition of the Company’s customers and failure of significant customers to perform their contractual obligations; (vii) the Company’s ability to economically develop and deploy new technologies and services, including technology to comply with health and environmental laws and regulations; and (viii) failure to achieve accretive financial results in connection with any acquisitions the Company may make.

In addition, these forward-looking statements are subject to other various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2023. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

For More Information, Contact:	Investor Relations
(432) 262-2700 IR@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$2,746	$3,372
Trade accounts receivable, net of allowance for doubtful accounts of $823 and $338, respectively	39,186	14,668
Inventory, net of allowance for obsolescence of $2,836 and $0, respectively	21,639	23,414
Federal income tax receivable	11,538	11,538
Prepaid expenses and other	1,162	1,155
Total current assets	76,271	54,147
Long-term inventory, net of allowance for obsolescence of $1,168 and $120, respectively	701	1,557
Rental equipment, net of accumulated depreciation of $191,745 and $177,729, respectively	373,649	246,450
Property and equipment, net of accumulated depreciation of $17,649 and $16,981, respectively	20,550	22,176
Intangibles, net of accumulated amortization of $2,384 and $2,259, respectively	775	900
Other assets	6,783	3,016
Total assets	$478,729	$328,246
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$17,628	$6,481
Accrued liabilities	15,085	23,918
Total current liabilities	32,713	30,399
Credit facility	164,000	25,000
Deferred income tax liability	41,636	39,798
Other long-term liabilities	4,486	2,973
Total liabilities	242,835	98,170
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 13,688 and 13,519 shares issued, respectively	137	135
Additional paid-in capital	116,480	115,411
Retained earnings	134,281	129,534
Treasury shares, at cost, 1,310 shares	(15,004)	(15,004)
Total stockholders' equity	235,894	230,076
Total liabilities and stockholders' equity	$478,729	$328,246

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2023	2022
Revenue:
Rental income	$106,159	$74,465
Sales	8,921	8,568
Aftermarket services	6,087	1,792
Total revenue	121,167	84,825
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	48,877	37,750
Cost of sales, exclusive of depreciation stated separately below	8,919	7,650
Cost of aftermarket services, exclusive of depreciation stated separately below	4,658	957
Selling, general and administrative expenses	16,457	13,642
Depreciation and amortization	26,550	24,116
Impairment expense	779	—
Inventory allowance	3,965	83
Retirement of rental equipment	505	196
Total operating costs and expenses	110,710	84,394
Operating income	10,457	431
Other income (expense):
Interest expense	(4,082)	(364)
Other income (expense)	245	(108)
Total other income, net	(3,837)	(472)
Income (loss) before income taxes:	6,620	(41)
Provision for income taxes:
Current	(35)	(17)
Deferred	(1,838)	(511)
Total income tax expense	(1,873)	(528)
Net income	$4,747	$(569)
Earnings (loss) per share:
Basic	$0.39	$(0.05)
Diluted	$0.38	$(0.05)
Weighted average shares outstanding:
Basic	12,316	12,305
Diluted	12,383	12,305

NATURAL GAS SERVICES GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands, except per share amounts) (unaudited)
	For the Years Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,747	$(569)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,550	24,116
Amortization of debt issuance costs	425	48
Deferred taxes	1,838	511
Gain on disposal of assets	(481)	(250)
Impairment expense	779	—
Retirement of rental equipment	505	196
Provision for credit losses	492	—
Inventory allowance	3,965	83
Stock-based compensation	2,054	1,910
Loss on company owned life insurance	235	389
Changes in operating assets and liabilities:
Trade accounts receivables	(25,010)	(4,279)
Inventory	(669)	(4,143)
Prepaid income taxes and prepaid expenses	(7)	(250)
Accounts payable and accrued liabilities	2,436	10,033
Deferred income	—
Other	174	(31)
NET CASH PROVIDED BY OPERATING ACTIVITIES	18,033	27,764
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchase of rental equipment, property and other equipment	(153,943)	(65,122)
Purchase of company owned life insurance	(422)	(329)
Proceeds from sale of property and equipment	477	372
NET CASH USED IN INVESTING ACTIVITIES	(153,888)	(65,079)
CASH FLOWS USED IN FINANCING ACTIVITIES:
Proceeds from line of credit	139,000	25,000
Proceeds of other long-term liabilities	—	(3)
Payments of other long term liabilities	(95)	—
Payments of debt issuance costs	(2,693)	(77)
Purchase of treasury shares		(6,660)
Taxes paid related to net share settlement of equity awards	(983)	(515)
NET CASH PROVIDED BY FINANCING ACTIVITIES	135,229	17,745
NET CHANGE IN CASH AND CASH EQUIVALENTS	(626)	(19,570)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,372	22,942
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,746	$3,372
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$7,053	$276
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$665	$—
Right of use asset acquired through a finance lease	1,146	—
Right of use asset acquired through an operating lease	$63	$229